Exhibit 5

                                                      Attorneys at Law
                                                            Suite 2800
                                                 1100 Peachtree Street
                                          Atlanta, Georgia  30309-4530
     KILPATRICK STOCKTON LLP                   Telephone: 404.815.6500
                                               Facsimile: 404.815.6555





     October 21, 1998



Innotrac Corporation
1828 Meca Way
Norcross, Georgia  30093


     Re:  Form S-8 Registration Statement

Gentlemen:

     We have acted as counsel for Innotrac Corporation, a Georgia corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company's Stock Option and Incentive Award Plan and the proposed offer and sale of up to 800,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), pursuant thereto.

     In such capacity, we have examined certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock as we have deemed relevant under the circumstances.

     Based on and subject to the foregoing, it is our opinion that the Plan and the proposed offer and sale thereunder of up to 800,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                         Sincerely,

                         KILPATRICK STOCKTON LLP



                         By: /s/ Jan M. Davidson
                              Jan M. Davidson, a partner